Exhibit (h)(ii)

FMI FUNDS, INC.
FORM OF FIRST AMENDMENT TO THE FUND ADMINISTRATION
SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of the _____ day of ________________, 2010, to the Fund Administration Servicing Agreement, dated as of October 1, 2009, (the "Agreement"), is entered into by and between FMI Funds, Inc., a Wisconsin corporation (the "Company") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the Agreement to add a fund and to amend the fees; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FMI FUNDS, INC.                                                      U.S. BANCORP FUND SERVICES, LLC

By: ______________________________	By: ________________________________

Name:___________________________	Name: Michael R. McVoy

Title:___________________________	Title: Executive Vice President

Amended Exhibit A
to the
Fund Administration Servicing Agreement
Fund Names

Separate Series of the FMI Funds, Inc.

Name of Series
FMI Focus Fund
FMI Large Cap Fund
FMI International Fund

Amended Exhibit B to the Fund Administration Agreement – FMI Funds, Inc.

FUND ACCOUNTING FUND ADMINISTRATION & COMPLIANCE SERVICES FMI Funds, Inc. (FMI International Fund) FEE SCHEDULE Effective October 1, 2010

Annual fee based upon assets for the FMI International Fund
♦ 20.0  basis points on the first $30 million
♦ 10.0  basis points on the next $70 million
♦  5.0  basis points on the balance

Included Services –   domestic securities pricing, performance reporting, daily fund compliance testing, Advisor Information Source (AIS), SEC §15(c) reporting

Additional Services

• Tax Services                                     $  6,500
• Blue Sky Registrations                   $  4,000
• International Equities pricing $0.35 each   (Normally $0.50 but discounted by $0.15 since domestic pricing is included.)
• Foreign Equity Corporate action service $1.00 each (Normally $2.00 but discounted by $1.00 since domestic corporate actions are included.)
• Fair Value Services, (FT Interactive)
✓ $0.60 on the first 100 securities/day
✓ $0.44 on the balance of securities/day
• Advisor Information Source Web Portal  $150 /fund per month   (Fee Waived however specialized projects will be analyzed and an estimate will be provided prior to work being performed)
• Charles River daily fund compliance $10,000 (fee waived)

Plus Out-Of-Pocket Expenses – Including but not limited to postage

Available Elective Services – Available but not included above are the following services – multiple classes, legal administration, data delivery, daily pre- and post-performance reporting.

Fees are billed monthly.

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